Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, February 29, 2000

                      Troy Financial Corporation Announces
                   Plans to Repurchase 10% of Its Common Stock

         Troy Financial Corporation, New York, February 29, 2000: Troy Financial Corporation (NASDAQ; TRYF), Troy, New York, announced today a plan to repurchase up to an additional 10% of its outstanding common stock beginning after March 31, 2000. The Company has received the required regulatory approvals for the new repurchase program.

         The  shares  will  be  acquired  from   time-to-time   in  open  market
transactions. The timing, volume and price of purchases will be at the discretion of management and the Troy Financial Corporation board, and will also be contingent upon overall financial and market conditions. However, according to the terms of the regulatory approvals, the repurchases must be completed prior to March 31, 2001.

         Daniel J. Hogarty, Jr., Chairman of the Board, President and Chief Executive Officer of the company said, "We are committed to increasing the value of the stock for Troy Financial Corporation shareholders and, in our opinion, this is a good use of the company's capital at the present time. The board views the decision to implement a stock buy-back as part of a long term strategy."

                  Troy Financial Corporation is a financial services holding company headquartered in Troy, New York, and owns The Troy Savings Bank, which converted from a New York-chartered mutual savings bank to stock form on March 31, 1999. Founded in 1823, The Troy Savings Bank offers a complete range of financial services, including banking, trust, municipal finance, insurance and investment services. The bank operates from 14 branches in Albany, Rensselear, Saratoga, Schenectady, Warren and Washington Counties in New York.